Exhibit 10.35
ADDENDUM n°1 TO AN EMPLOYMENT CONTRACT

Between the undersigned :

MIRION TECHNOLOGIES (MGPI) SAS, with a capital of € 22 025 010, having its registered office in Lamanon (Bouches du Rhône), Registered in R.C.S. under number 303 375 406 00020 code NAF 2651 B
Represented by Mr. Pierre CANGE, HR Director Group France, acting as ès quality,
Hereinafter referred to as "the employer" or "the company"
On the one hand,

And, Mr. Loïc ELOY, of French nationality, residing at 14 Avenue Saint Maur, 59110 La Madeleine, registered with the Social Security under number 1 76 03 51 454 361 25.
Hereinafter referred to as "the employee"
Moreover,

For the record, the following is restated:
The employee was hired by the employer, on a permanent contract, on April 1st, 2019, and he holds the position of President of the RMSD Operational Division on the present day.

Given the internal opportunities, the employer has proposed to the employee, who accepts it, an evolution of his functions.

It was thus agreed that:

ARTICLE 1 – Commitment and place of activity
As of February 1st, 2022, the employee is promoted to the position of President of the Mirion Technologies "Industrial" group of Mirion Technologies.
For information purposes, and on the present day, this position remains based in Lamanon (13113). The employee is informed that as part of his duties he will be required to travel frequently both in France and internationally and for short or medium-term stays.

ARTICLE 2 – Hierarchical attachment and missions
The employee will fulfill his duties under the authority of the CEO of the Mirion Technologies Group, Mr. Thomas D. LOGAN.

ARTICLE 3 – Remuneration
As of February 1st, 2022, in return for the exercise of his duties and as part of his status as a senior executive in the sense of working hours, the employee will receive a basic gross annual remuneration of 284,800 € (Two Hundred and Eight Thousand Eight Thousand Euros) gross annually equivalent to 320,000 USD (Three Hundred and Twenty Thousand US Dollars) at the rate applicable as of February 1st, 2022 (0.89 EURO for 1 USD).

The following elements are added to this gross basic remuneration:

•Target bonus
A target bonus based on objectives according to specific objectives and modalities under the conditions set by the group's bonus program called Executive Bonus Programme may, for the first year, reach 50% of its basic annual gross salary but may be increased (up to 100% maximum) or reduced according to the sole decision of the Remuneration Committee (CompCom).

•Long-term Equity Incentive
On or around April 1, 2022, and subject to approval by the Board or the CompCom, you will be eligible to receive a long-term equity incentive grant having a target total grant date value equal to $400,000 (2/3 of which will be in the form of Restricted Stock Units (RSUs) and 1/3 of which will be in the form of Performance Stock Units (PSUs). The RSU grant for 2022 will vest equally over 3 years. The terms and conditions of the RSUs and PSUs (including, but not limited to, the vesting conditions) shall be set forth in separate award agreements and shall in all events be subject to the terms and conditions of the Mirion Technologies, Inc. Omnibus Incentive Plan and the approval of the Board. Subsequent equity incentive grants may be made on an annual basis on or around April 1, subject to approval by the Board or the CompCom

•Company Sponsored Plan Benefits
Subject to eligibility requirements, you will be entitled to participate in Company-sponsored benefit programs that are in effect from time to time. You will receive a copy of benefit plan documents and personnel policies and procedures on your first day of employment.

•Financial planning
You will be entitled to a $5,000 annual allowance for financial planning activities.

Physique annual
You will be entitled to an annual executive physical, not to exceed $5,000.

• Moving and installation expenses
The Company has proposed to the employee who accepted that before the end of summer 2022 he will have to move to the USA to have his main residence there. The Mirion Group will provide active assistance in this relocation and will offer him in due course a complete package (including relocation and living allowances) commensurate with his position.

ARTICLE 4 – Contractual indemnities for termination
This article cancels and replaces any other clause previously in force relating to termination indemnities.
•Contractual indemnity of termination.
In the event of termination of the employment contract at the initiative of the employer, the employee will receive a contractual termination indemnity of an amount equivalent to 12 (Twelve) months of the employee's base gross salary, as well as a variable share pro-rata based on the performance acquired on the date of termination.
The payment of this particular indemnity will be conditioned by the waiver of any lawsuit based on any possible dispute that may have arisen as a result of the execution or termination of the employee's employment contract.

ARTICLE 5 - Other clauses
The other clauses of the employee's employment contract, which are not impacted by this amendment, remain unchanged.

Done at Lamanon, this 03rd February 2022, in two original copies, one for each of the parties.

                        The Employee         For the Employer
Loïc ELOY         Pierre Cange HR Director

/s/ Loïc Eloy            /s/ Pierre Cange